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                        CERTIFICATE OF REPRESENTATIONS
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     I, Marty R. Lindon, President, Chief Executive Officer, and Director,
Indian Village Community Bank, a federally chartered mutual savings bank (the "Bank"), for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette LLP in connection with the Conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Converted Bank"), and the offer and sale of 100% of the issued and outstanding stock of the Converted Bank to Indian Village Bancorp, Inc., a Pennsylvania corporation (the "Holding Company"), pursuant to the Plan of Conversion, as adopted by the Board of Directors on January 20, 1999 (the "Plan of Conversion"), do hereby certify that all the information set forth in the following representations is true to the best of my knowledge and belief:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be received under Paragraphs XII and XIII of the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Converted Bank) deemed to be surrendered in exchange therefor.

     (b) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $50 on the Eligibility Record Date or the Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

     (c) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Converted Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     (d) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank other than in the ordinary course of business.
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     (f)  The Converted Bank has no plan or intention to redeem or otherwise acquire any of the Common Stock of the Converted Bank issued in the Conversion transaction.

     (g) Immediately after the Conversion, the assets and liabilities of the Converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Stock Ownership Plan ("ESOP") in the acquisition of Common Stock by the ESOP.

     (h) The Bank is federally-chartered as a mutual savings bank. The Converted Bank will receive a federal stock charter as a stock savings bank. The Holding Company is incorporated under the laws of the Commonwealth of Pennsylvania.

     (i) None of the shares of the Common Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as compensation by means of the Tax-Qualified (or non-tax-qualified) Employee Stock Benefit Plans. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (j) The fair market value of the assets of the Bank, which will be transferred to the Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the Converted Bank and any liabilities to which the transferred assets are subject.

     (k) The Bank is solvent and is not under the jurisdiction of a bankruptcy or similar court, a receivership, foreclosure, or similar proceeding in a Federal or State court.

     (l) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Bank and no other shares of capital stock of the Converted Bank will be issued and/or outstanding. At the time of the Conversion, the Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Bank will be issued and/or outstanding.

     (m) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Bank.

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     (n)  No cash or property will be given to Eligible Account Holders,
          Supplemental Eligible Account Holders, or others in lieu of: -- (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the Converted Bank.

     (o) The Bank has utilized the reserve method of accounting for bad debts in filing its federal income tax return for the past 3 tax years. For the 1996 and 1997 tax years, the Bank calculated its addition to the tax reserve for bad debts under the experience method. For the 1995 tax year, the Bank calculated its addition to the bad debt reserve under both the percentage of taxable income method and the experience method. The Bank was not entitled to deduct an addition to the bad debt reserve under either method for the 1995 tax year. Following the Conversion, the Converted Bank will maintain a tax reserve for bad debts to the extent allowable under the Internal Revenue Code.

     (p) In preparing its federal income tax return for the 1995 taxable year, the Bank analyzed its assets by reference to whether at least 60% of its total assets consisted of the items listed below; the Bank satisfied this test for the 1995 taxable year. For the 1996 and 1997 tax years, this test was not performed since the Bank utilized the experience method. For the 1995 tax year, at least 60% of the amount of the total assets at the close of the year consisted of the following items: (i) cash, (ii) obligations of the US, of a State or political subdivision of a State, obligations of a corporation which is an instrumentality of the US or of a State (but excluding tax-exempt obligations), (iii) certificates of deposit in, or obligations of a corporation organized under a State law which specifically authorizes such corporation to insure the deposits or share accounts,
          (iv) loans secured by a deposit or share of a member, (v) loans secured by an interest in real property which is residential real property or used primarily for church purposes, loans made for the improvement of residential or church property, (vi) loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed to be used for residential purposes, (vii) property acquired through the liquidation of defaulted loans described in (v) or (vi) above, (viii) loans made for the repayment of expenses of college or university education or vocational training, (ix) property used by the Bank in the conduct of the business of acquiring the savings of the public and investing in loans, and (x) any regular or residual interest in a REMIC, but only in the proportion of the assets of the REMIC which consists of property described in (i) through (ix) above.

     (q) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

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     (r)  The exercise price of the subscription rights received by the Bank's
          Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     (s) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

     (t) There is no plan or intention for the Converted Bank to be liquidated or merged with another corporation following this proposed transaction.

     (u) The liabilities of the Bank assumed by the Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

     (v) The Bank currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Bank has neither generated nor carried forward a net operating loss for federal tax purposes in the past ten tax years.

     I understand that the underlying premise of a tax-free reorganization is grounded in the continuity of both the organization itself and the shareholders' interests in the organization. Therefore, I understand that to the extent that any repurchase of the common stock of the Converted Bank is considered to be part of the reorganization, such repurchase could weaken continuity of interest and thus, jeopardize the tax-free status of the reorganization. I also understand that such repurchase of Converted Bank stock could trigger recapture of the bad debt loss reserve.

     Additionally, I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Muldoon, Murphy & Faucette LLP. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Muldoon, Murphy & Faucette LLP if I discover at any time following the date hereof that any of the above representations cease to be true, correct and/or complete.


                         /s/ Marty R. Lindon
March 18, 1999           ________________________________________________
                         Marty R. Lindon
                         President, Chief Executive Officer, and Director
                         Indian Village Community Bank

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